SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 8, 2002

ATLANTIS PLASTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA (State or Other Jurisdiction of Incorporation)	001-09487 (Commission File No.)	06-1088270 (IRS Employer Identification No.)

1870 The Exchange, Suite 200, Atlanta, Georgia (Address of Principal Executive Office)	30339 (Zip Code)

Registrant’s telephone number, including area code: (800) 497-7659

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

Reporting of Certain Financial and Other Information for Registration and Other Purposes

         Through a wholly owned subsidiary, Atlantis Plastics, Inc. (the “Company”) acquired the business and certain assets and assumed certain specified liabilities of Rio Grande Plastic Products, Inc. (“Rio Grande”). The acquisition was closed on October 8, 2002. Rio Grande is a custom injection molder primarily serving the automotive sector.

         Under the terms of the acquisition, the purchase price was approximately $3.4 million. Of the total purchase price, approximately $2.0 million was funded through a master equipment lease agreement with General Electric Capital Corporation with the remainder funded by borrowings under the Company’s existing senior credit facility.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

         As of the date of the filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after the date this Current Report must be filed.

(b)	Pro Forma Financial Information.

         As of the date of the filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b)(2) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after the date this Current Report must be filed.

(c)	Exhibits.

Exhibit No.	Description of Exhibit

10.69	Asset Purchase Agreement, dated as of October 7, 2002, among Rio Grande Plastic Products, Inc., Paul Spadafore, Paul Hamman, and Atlantis Plastics Injection Molding, Inc. (a wholly owned subsidiary of Atlantis Plastics, Inc.)

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS PLASTICS, INC.

Date: October 23, 2002	By:	/s/ Paul G. Saari

	Name:	Paul G. Saari

	Title:	Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.69	Asset Purchase Agreement, dated as of October 7, 2002, among Rio Grande Plastic Products, Inc., Paul Spadafore, Paul Hamman, and Atlantis Plastics Injection Molding, Inc.(a wholly owned subsidiary of Atlantis Plastics, Inc.)